Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-259695) and on Form F-3 (File No. 333-264109) of Jowell Global Ltd. of our report dated May 9, 2025, with respect to the consolidated balance sheets of Jowell Global Ltd. as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flow for the years ended December 31, 2024 and 2023, and the related notes, which report appears in the December 31, 2024 and 2023 annual report on Form 20-F of Jowell Global Ltd.

/s/ Enrome LLP

Enrome LLP

Singapore.
May 9, 2025